NovaDel Pharma Announces Positive Pharmacokinetic Study Results for Alprazolam Lingual Spray
Wednesday April 27, 8:30 am ET

Preliminary results show rapid rate of absorption and onset of pharmacodynamic effects for NovaDel’s lingual spray compared to alprazolam (Xanax®) tablet.

Flemington, NJ, April 27, 2005 - NovaDel Pharma Inc. (AMEX: NVD) announced positive results from a pilot pharmacokinetic (PK) trial in healthy human subjects. The trial was conducted using its proprietary lingual spray technology to deliver alprazolam, the active ingredient marketed by Pfizer as Xanax® for the treatment of anxiety.

The study was designed to evaluate the PK profiles of various doses of NovaDel’s lingual spray compared to a 0.5mg alprazolam tablet. NovaDel achieved its goal of delivering alprazolam via lingual spray to rapidly achieve blood levels in the same therapeutic range delivered by the currently marketed oral tablet.

With a 1mg dose, the lingual spray demonstrated a faster rate of absorption as evidenced by the mean time to achieve therapeutic drug levels (>= 0.5 ng/mL) --- 15 minutes vs. 35 minutes for the 0.5mg tablet --- and by the higher percentage of Cmax achieved at earlier time points (for example, 38.5% at 12 minutes vs. 18.8% for the oral tablet; the difference is statistically significant).

The study was conducted using 9 healthy, fasting male volunteers. Each volunteer was given a 0.5 mg oral tablet and three doses of the lingual spray alprazolam --- 0.25mg, 0.75mg, and 1mg. The doses were administered in a Phase I research unit at higher levels each week. Plasma alprazolam levels were measured and analyzed for standard PK parameters.

Since the study was conducted with healthy volunteers rather than in patients with anxiety, it was not designed to evaluate the anxiolytic properties of the drug. Nonetheless, certain pharmacodynamic effects of the treatments were assessable at 30 and 60 minutes post-dosing. Based on two self-rating instruments designed to measure anxiety/tension and sleepiness/drowsiness levels, all lingual spray groups achieved numerically greater scores than the tablet on both relaxation and drowsiness parameters in 30 minutes. Despite the small sample size, some of the detected differences reached statistical significance.

Differences in pharmacodynamic effects were still statistically significant at 60 minutes post-dosing. For example, 56% and 89% of the subjects using the 0.75 mg and 1 mg lingual sprays, respectively, reported feeling “much more sleepy/drowsy,” compared to 0% following the oral tablet.

A clear dose-response PK relationship was established over the entire range of lingual spray doses studied, as evidenced by the area-under-the-curve (AUC).   The maximum serum concentration (Cmax) achieved by the lingual spray at each dose level was also dose-proportional. Relative bioavailability of lingual spray doses was comparable to that of the oral tablet.

None of the subjects in the study terminated their participation for any safety or tolerability reasons.

“The apparent ability to rapidly deliver a similar dose of alprazolam as the tablet via lingual spray suggests a relatively straightforward development path for this product,” said Gary Shangold M.D, President and CEO of NovaDel. “We look forward to moving this product into the clinic quickly once we optimize the formulation.”

NovaDel’s vision for an alprazolam lingual spray is one that could be used by patients prone to suffering from anxiety in the face of certain predictable stimuli (e.g., closed-in spaces, airplane flight, public speaking, etc.). Such patients could successfully navigate such settings by dosing just prior to the event or at the moment when they encounter such a situation.

NovaDel is now planning to request a meeting with FDA to discuss the development program and registration requirements for this product going forward, along with a more general discussion of the entire category of benzodiazepines, which NovaDel believes is a target-rich category for its technology. Following the completion of formulation optimization efforts, NovaDel expects to move this product into full clinical development.

About NovaDel Pharma, Inc.

NovaDel Pharma, Inc. is a specialty pharmaceutical company engaged in the development of novel drug delivery systems for prescription and over-the- counter drugs. The company's proprietary lingual spray technology delivery system offers the patient the potential for (i) fast onset of action; (ii) improved drug safety by reducing the required drug dosage and reducing side effects; (iii) improved patient convenience and compliance; and (iv) enhanced dosage reliability. The company plans to develop such products independently and through collaborative arrangements with major pharmaceutical and biotech companies. To find out more about NovaDel Pharma Inc. (AMX: NVD), visit our website at www.novadel.com.

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Except for historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed herein including, but not limited to, the successful completion of its pilot pharmacokinetic feasibility studies, the ability to develop products (independently and through collaborative arrangements), the ability to commercialize and obtain FDA and other regulatory approvals for products under development and the acceptance in the marketplace for lingual spray products. Further, the Company operates in industries where securities may be volatile and may be influenced by regulatory and other factors beyond the Company's control. Important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company's most recent Annual Report and Registration Statements, filed with the Securities and Exchange Commission. In assessing forward-looking statements contained herein, if any, the reader is urged to carefully read all cautionary statements contained in such filings.

For further information:
NovaDel Pharma Inc.         Investor Contact:
Michael Spicer                    Christie Mazurek/Ross D’Eredita
Chief Financial Officer       Media Contact:
(908) 782-3431 ext. 2550              Stephanie Schroder/Janet Vasquez
                       The Investor Relations Group
                       (212) 825-3210